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                                                                       EXHIBIT 5

                      FIRST AMENDMENT TO CREDIT AGREEMENT
                              AND PLEDGE AGREEMENT

         THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND PLEDGE AGREEMENT ("this Amendment") dated as of October 7, 1996, is between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("Bank") and DAVID G. PRICE and DALLAS P. PRICE, in their individual capacities as Barrowers under the Credit Agreement referred to below (collectively, the "Prices"), and DAVID G. PRICE, TRUSTEE OF THE PRICE REVOCABLE TRUST AMENDMENT IN ENTIRETY, EXECUTED ON FEBRUARY 9, 1987, AS AMENDED, in his capacity as a Barrower under the Credit Agreement and Pledgor under the Pledge Agreement (the "Trustee").

                                    RECITALS
                                    --------

         A. Bank, the Prices and the Trustee entered into a certain Credit Agreement dated as of July 30, 1996 (the "Credit Agreement").

         B. Bank and the Trustee entered into a certain Pledge Agreement dated as of July 30, 1996 (the "Pledge Agreement").

         C. Concurrently herewith, Bank and Mountaingate Land, L.P., are refinancing the bridge loan evidenced by the Mountaingate Note dated as of July 30, 1996 and, in connection therewith, the Trust and the Prices are executing and delivering a guaranty of certain obligations of Mountaingate Land, L.P. thereunder. The parties hereto desire to amend the Credit Agreement and the Pledge Agreement to refer to such new note and guaranty.

         D. Bank and the Barrowers also desire to clarify certain collateral coverage requirements in the Credit Agreement.

                                   AGREEMENT
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         1. Definitions. Capitalized terms used but not defined in this
            -----------
Amendment shall have the meaning given to them in the Credit Agreement or the Pledge Agreement.

         2. Amendments to Credit Agreement. The Credit Agreement is amended as
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follows:

         2.1 The definition of "Montaingate Note" in Paragraph 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

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           "'Mountaingate Note' means the promissory note dated as of October 7,
       1996 in the principal amount of $20,000,000 in favor of Bank given by Mountaingate Land, L.P., as such note is amended, restated, superseded or otherwise modified from time to time."

       2.2 The last sentence of Paragraph 5.2 of the Credit Agreement is amended and restated in its entirety as follows:

       "If the Average Market Value of all such collateral is less than the sum of (i) 175% of Bank's credit commitment under the Revolving Line, (ii) 175% of the then principal amount of the Term Loan and (iii) 100% of the then outstanding principal amount under the Mountaingate Note up to $4,000,000 (the "Required Minimum Market Value"), then, upon notice by Bank, Borrower will immediately pledge additional partnership units of NGOP to Bank such that the Average Market Value is at least the Required Minimum Market Value."

       3. Amendments to Pledge Agreement. The Pledge Agreement is amended as
          ------------------------------
follows:

       3.1 Recital 8 to the Pledge Agreement is amended and restated in its entirety as follows:

           "b Pursuant to a Payment Guaranty dated as of October 7, 1996 (as amended, restated, superseded or otherwise modified from time to time, the "Mountaingate Guaranty"), Pledgor and David G. Price and Dallas P. Price, in their individual capacitles (collectively, the "Prices"), are guarantying certain obligations of Mountaingate Land L.P. under a promissory note dated as of October 7, 1996 in favor of Bank given by Mountaingate Land, L.P. (as amended, restated, superseded or otherwise modified from time to time, the "Mountaingate Note").

       3.2 Section 1 of the Pledge Agreement is amended and restated in its entirety as follows:

           "1. Pledge of REIT Shares. To secure the payment and performance of
               ---------------------
       (a) Pledgor's obligations under the Credit Agreement, (b) any guaranty of interest rate protection agreements between David G. Price and Bank, (c) the obligations of Pledgor and the Prices under the Mountaingate Guaranty, (d) and Pledgor's independent obligations hereunder (collectively the "obligations"), Pledgor hereby pledges and grants to Bank a security in and to the following (the "Pledged Stock Collateral"):

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        3.3  A new Section 29 is inserted in the Pledge Agreement immediately after Section 29 of the Pledge Agreement as follows:

             "29 Actions with Respect to Obligations and Collateral. (a) The
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        obligations hereunder are joint and several and independent of the obligations of Mountaingate Land L.P. and the Prices (together with Pledgor, the "Loan Parties" and individually, a "Loan Party"), and a separate action or actions may be brought and prosecuted against any Loan Party whether action is brought against any other Loan Party. Pledgor authorizes Bank, without notice or demand and without affecting Pledgor's liability hereunder, form time to time to (i) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof, including increase or decrease of the rate of interest or fees thereon; (ii) take and hold additional security for the payment of the Obligations, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (iii) apply such security and direct the order or manner of sale thereof as Bank in its discretion may determine; and (iv) release or substitute any one or more of any endorsers or guarantors.

             "(b) Bank may, without notice to Pledgor and without affecting Pledgor's obligations hereunder, assign the Obligations in whole or in part. Pledgor waives any right to require Bank to (i) proceed against any Loan Party; (ii) proceed against or exhaust any security held from any Loan Party or third parties; or (iii) pursue any other remedy in Bank's power whatsoever. Pledgor waives any defense arising by reason of any disability or other defense of Pledgor, or the cessation from any cause whatsoever of the liability of any Loan Party, or any claim that Pledgor's obligations exceed or are more burdensome than those of any other Loan Party. Pledgor agrees that any release which may be given by Bank to any other Loan Party will not release Pledgor from its obligations under this Agreement. Pledgor waives any right to assert against Bank any defense, setoff, counterclaim, or claims which Pledgor may have against any other Loan Party or any other party liable to Bank for the obligations of Pledgor under this Agreement.

             "(c) Pledgor agrees that he is solely responsible for keeping himself informed as to the financial condition of any other Loan Party and of all circumstances which bear upon the risk of nonpayment.

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          Pledgor waives any right he may have to require the Bank to disclose to Pledgor any information which the Bank may now or hereafter acquire concerning the financial condition of any other Loan Party. Pledgor waives all rights to notices of default or nonperformance by any other Loan Party. Pledgor represents and warrants to Bank that he will derive benefit, directly and indirectly, from the extension of credit to the other Loan Parties. Pledgor agrees that Bank will not be required to inquire as to the disposition by any Loan Party of funds disbursed in accordance with the terms of any agreement.

               (d) Pledgor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which Pledgor may now or hereafter have against any other Loan Party with respect to the Obligations. Pledgor waives any right to enforce any remedy which Bank now has or may hereafter have against any other Loan Party, and waives any benefit of, and any right to participate in, any security how or hereafter held by Bank.

               (e) Pledgor understands and acknowledges that if Bank forecloses, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations, that foreclosure could impair or destroy any ability that Pledgor may have to seek reimbursement, contribution or indemnification from any Loan Party or others based on any right Pledgor may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by Pledgor under this Agreement. Pledgor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Pledgor's rights, if any, may entitle Pledgor to assert a defense to this Agreement based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d. 40 (1968). By executing this Agreement, Pledgor freely, irrevocably and unconditionally: (i) waives and relinquishes that defense and agrees that Pledgor will be fully liable under this Agreement even though Bank may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness; (ii) agrees that Pledgor will not assert that defense in any action or proceeding which Bank may commence to in any action or proceeding which Bank may commence to enforce this Agreement; (iii) acknowledges and agrees that the rights and defenses waived by Pledgor in this

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          Agreement include any right or defense that Pledgor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure of Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that Bank is relying on this waiver in creating the indebtedness, and that this waiver is a material part of the consideration which Bank is receiving for creating the Obligations.

          4. Representations and Warranties. When the Trust and the Prices sign
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this Amendment, they jointly and severally represent and warrant to Bank that:
(a) there is no event which is, or with notice or lapse of time or both would be, a default under the Credit Agreement or the Pledge Agreement, (b) the representations and warranties in the Credit Agreement and the Pledge Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) they have the full power, authority and legal right, and have taken all necessary action to authorize the execution and delivery of this Amendment, and this Amendment does not conflict with the Trust, and (d) this Amendment does not conflict with any law, agreement, or obligation by which they are bound.

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        5.      Effect of Amendment. Except as provided in this Amendment, all
                -------------------
of the terms and conditions of the Credit Agreement and the Pledge Agreement shall remain in full force and effect.

        This Amendment is executed as of the date stated at the beginning of this Amendment.

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION


By: /s/ S. Aney                                 /s/ David G. Price
    ---------------------------                 -----------------------------
            Scott Aney                          DAVID G. PRICE
          Vice President
                                                /s/ Dallas P. Price
                                                -----------------------------
                                                DALLAS P. PRICE


                                                /s/ David G. Price
                                                -----------------------------
                                                DAVID G. PRICE TRUSTEE OF THE
                                                PRICE REVOCABLE TRUST AMENDMENT
                                                IN ENTIRETY, EXECUTED ON
                                                FEBRUARY 9, 1987, AS AMENDED

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